SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. __)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]      Preliminary Proxy Statement               [ ]    Confidential, for Use of the
[X]      Definitive Proxy Statement                       Commission Only (as permitted by
[_]      Definitive Additional Materials                  Rule 14a-6(e)(2))
[_]      Soliciting Material Pursuant to
         (ss.)240.14a-11(c) or (ss.)240.14a-12

                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
                ------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check  box if any  part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                                 [COMPANY LOGO]

                  The Profit Recovery Group International, Inc.

                            2300 Windy Ridge Parkway
                                 Suite 100 North
                             Atlanta, GA 30339-8426
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To be Held May 25, 2001
                                 ---------------

TO THE SHAREHOLDERS OF
THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. (the "Company") will be held at the Cobb Galleria Centre, 2 Galleria Parkway NW, Atlanta, Georgia 30339, on May 25, 2001 at 9:00 a.m., for the following purposes:

1. To elect three Class II directors to serve until the Annual Meeting of Shareholders held in 2004 or until their successors are elected and qualified.

2. To consider and act upon a shareholder proposal concerning the Company's Shareholder Protection Rights Agreement.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The proxy statement dated April 20, 2001 is attached. Only record holders of the Company's common stock at the close of business on March 30, 2001 will be eligible to vote at the meeting.

     If you are not able to attend the meeting, please execute, complete, date and return the proxy in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person.

                                          By Order of the Board of Directors:


                                          /S/ John M. Cook
                                          JOHN M. COOK
                                          Chairman of the Board
                                          and Chief Executive Officer
Date:  April 20, 2001







     The Company's 2000 Annual Report, containing the full text of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, accompanies the proxy statement.

                                 [COMPANY LOGO]

                  The Profit Recovery Group International, Inc.

                            2300 Windy Ridge Parkway
                                 Suite 100 North
                             Atlanta, GA 30339-8426
                                 ---------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                 April 20, 2001
                                 ---------------

                               GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of The Profit Recovery Group International, Inc. ("PRG" or the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on May 25, 2001, at 9:00 a.m., at the Cobb Galleria Centre located at 2 Galleria Parkway NW, Atlanta, Georgia 30339.

     This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 20, 2001. The shareholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (i) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; (ii) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or
(iii) attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute revocation of a proxy. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder's instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote shares in their discretion on any other matter properly presented at the annual meeting.

     The Company will pay all expenses in connection with the solicitation, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company has retained Innisfree M&A Incorporated to assist in such solicitation. The fee to be paid such firm is not expected to exceed $10,000, plus reasonable out-of-pocket costs and expenses.

     Only shareholders of record of the Company's common stock at the close of business on March 30, 2001 (the "Record Date") are entitled to notice of, and to vote at, the annual meeting. On the Record Date, the Company had outstanding a total of 47,502,141 shares of common stock. Each such share will be entitled to one vote, non-cumulative, on each matter to be considered at the annual meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy at the annual meeting, will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as election inspectors for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

     Assuming a quorum is present, any proposal properly presented at the meeting will be approved if the votes cast in favor of it exceed the votes cast against it. Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Accordingly, the three nominees in Class II receiving the highest vote totals will be elected as directors of the Company at the annual meeting. It is expected that shares beneficially owned by executive officers and directors of the Company, which in the aggregate represent approximately 14 percent of the outstanding shares of common stock, will be voted in favor of management's nominees for director and against the shareholder proposal concerning the

Company's Shareholder Protection Rights Agreement (the "Proposal"). With respect to election of directors, abstentions, votes "withheld" and broker non-votes will be disregarded and have no effect on the outcome of the vote. With respect to the Proposal, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the votes. There are no rights of appraisal or similar dissenters' rights with respect to any matter to be acted upon pursuant to this proxy statement.

Recommendation of the Board of Directors
----------------------------------------
     The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named below for election as director and AGAINST the Proposal.

Election of Directors
---------------------
     The Company currently has ten directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The three classes serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the annual meeting, shareholders will be voting to elect three directors to serve as Class II directors.

     The terms of Stanley B. Cohen, Garth H. Greimann and E. James Lowrey, currently serving as Class II directors, will expire at the annual meeting and they are nominees for election as directors at the annual meeting. Marc Eisenberg also serves as a Class II director but is not standing for election.

     The proxy holders intend to vote FOR election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on May 25, 2001 to serve as Class II directors will serve a three-year term or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.

     Each of the individuals listed below as nominees for the Board of Directors was a director of the Company during 2000. The name, age and term of each director and the period during which he has served as a director are set forth below:

Class II Director Nominees

Name of Nominee                                                 Age    Class of Director  Service as Director
---------------                                                 ---    -----------------  -------------------
Stanley B. Cohen(1)(2)...................................       57         Class II       Since November 1990
Garth H. Greimann(2).....................................       46         Class II       Since April 1995
E. James Lowrey(2).......................................       73         Class II       Since December 1995

Directors Continuing in Office

Name of Director                                                Age    Class of Director     Term Expires      Service as Director
----------------                                                ---    -----------------     ------------      -------------------
Fred W.I. Lachotzki(4)...................................       54         Class III             2002          Since January 1996
Thomas S. Robertson(3)(4)................................       58         Class III             2002          Since May 1999
Jackie M. Ward(3)........................................       61         Class III             2002          Since May 1999
John M. Cook(1)..........................................       58          Class I              2003          Since November 1990
John M. Toma(1)..........................................       55          Class I              2003          Since November 1990
Jonathan Golden(1)(3)(4).................................       63          Class I              2003          Since November 1990

----------

(1)  Member of the Executive Committee.
(2)  Member of the Audit Committee.
(3)  Member of the Compensation Committee.
(4)  Member of the Nominating Committee

     Stanley B. Cohen is the President and sole director/shareholder of SBC Financial Corporation ("SBC") and until March 31, 1999, was the President and sole director/shareholder of Advisory Services, Ltd. ("ASL"). These companies provided certain financial consulting and investment services to PRG and certain of its executive officers until 2000. In addition, until December 31, 1998, Mr. Cohen was President of Capital Advisory Corporation, a financial advisory company. Mr. Cohen served or has served, as applicable, in each of these positions in excess of five years. Mr. Cohen has served as a Director of PRG since its founding in 1990.

     John M. Cook is Chairman of the Board, Chief Executive Officer and President of PRG, having served as Chairman and CEO and since founding PRG in November 1990. Mr. Cook served as President of PRG from November 1990 through January 1998 and resumed this role in October 2000. Mr. Cook also serves as a director of CryoLife, Inc., a company engaged in cryopreservation of transplantable human tissue and development of complementary implantable products and technologies.

     Jonathan Golden has served as a Director of PRG since its founding in 1990 and provides consulting services to PRG through Jonathan Golden, P.C., a wholly owned professional corporation ("JGPC"). Mr. Golden also serves through his professional corporation as a partner in the Atlanta, Georgia law firm of Arnall Golden & Gregory, LLP, which provides legal services to PRG. Mr. Golden has served in this capacity for in excess of five years. Mr. Golden also serves as a director of SYSCO Corporation, a distributor of food and related products.

     Garth H. Greimann has served since 1989 in two management positions, most recently as Managing Director, of Berkshire Partners LLC, a private equity investment firm that manages five investment funds. Mr. Greimann also has served as a Managing Director of Third Berkshire Associates, a Limited Partnership, which is the general partner of Berkshire Fund III, a Limited Partnership. Berkshire Fund III makes private equity and equity-related investments in established middle market companies. Prior to 1996, Mr. Greimann was an individual general partner of Berkshire Fund III, a Limited Partnership.

     Fred W.I. Lachotzki has served since 1989 as a professor at Nijenrode University, The Netherlands Business School, in The Netherlands, most recently as a Philip Morris Professor of Strategic Entrepreneurship. Mr. Lachotzki also serves as a director of NVS Verzekeringen, an insurance company specializing in healthcare, and Merison Holding NV, the owner of a franchised chain of electronics retail stores and a supplier of non-food products to supermarket chains.

     E. James Lowrey served as Executive Vice President -- Finance and Administration of SYSCO Corporation from 1978 until his retirement in 1993 and was a director of SYSCO Corporation from 1981 to 1993. He currently serves as a director of Riviana Foods, Inc., a processor and distributor of rice and other food products.

     Thomas S. Robertson is the Dean of the Goizueta Business School at Emory University, a position he assumed in July 1998. Prior to taking this position at Emory University, he was a member of the faculty of the London Business School since 1994, with his most recent position being Deputy Dean.

     John M. Toma was elected Vice Chairman of PRG in January 1997. Prior to that he was Executive Vice President -- Administration of PRG and had served in such capacity since 1992. Mr. Toma has served as a Director of PRG since its founding in November 1990 and as Senior Vice President -- Administration of PRG from 1990 to 1992.

     Jackie M. Ward is the Managing Director for Intec USA, a telecommunications systems company, and has held this position since January 2001. Prior to assuming her current position, Ms. Ward was the President and Chief Executive Officer of Computer Generation Incorporated, a provider of turn-key telecommunications systems products and data processing services that she co-founded in 1968. She serves as a director of BankAmerica Corporation, a banking and financial services company, Equifax, Inc., a provider of credit and payment information services, Flowers Industries, Inc., a producer of baked foods, Matria Healthcare, Inc., a provider of specialized home healthcare services, PTEK Holdings, Inc., a provider of enhanced communications and data services, SCI Systems, Inc., a diversified electronics manufacturer, and Trigon Healthcare, Inc., a managed healthcare company.

     Marc Eisenberg, a director of PRG in 2000, will not stand for reelection at the annual meeting.

     Michael A. Lustig, a director of PRG in 2000, resigned effective as of October 25, 2000.

     Following Mr. Lustig's resignation, the size of the Board was reduced to 10 members. The size of the Board will be further reduced to nine members immediately following the annual meeting.

     No family relationship exists among any of the directors and executive officers of PRG.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

Meetings of the Board of Directors
----------------------------------
     During 2000, there were six meetings of the Board of Directors. Ms. Ward attended four out of eight meetings of the Board of Directors and the committees on which she serves. Each other incumbent director who was a director during 2000 attended more than 75 percent of all meetings of the Board of Directors and any committees on which that director served.

Director Compensation
---------------------
     The Company compensates its non-employee directors $20,000 per year for their service on the Board and any committee thereof. Non-employee directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings. The Board of Directors has approved an automatic annual grant of options under the Company's Stock Incentive Plan to directors not employed by the Company to purchase from 2,500 to 7,500 shares of common stock; provided, however, that no grants will be made in any year unless the Company's fully diluted earnings per share (before business acquisitions and restructuring expenses) for such year shall have increased by at least 25 percent over the previous year. A 25 percent increase in the adjusted earnings per share will result in a grant of options to purchase 2,500 shares of common stock while each additional one percent increase in adjusted earnings per share will result in a grant of options to purchase an additional 200 shares of common stock, up to a maximum annual grant of options to purchase 7,500 shares of common stock. The per share option exercise price will be the closing price of the Company's common stock on The Nasdaq Stock Market on December 31 of the year of grant, or if no sale of the common stock was made on that date, on the next preceding date on which there was such a sale. Options will vest in 20 percent increments over a period of five years. Since the Company did not attain the minimum 25 percent increase in adjusted earnings per share in 2000 over 1999, no automatic grant of stock options was made to the non-employee directors for 2000.

     To offer additional compensation that is tied to future appreciation in the Company's common stock to four outside directors, on August 14, 2000, the Company granted 10,000 options that were immediately vested to each of Ms. Ward and Messrs. Lachotzki, Lowrey and Robertson. The per share exercise price was the closing price as of the date of grant.

     Jonathan Golden, a director of the Company, provides consulting services to the Company through JGPC. Mr. Golden is the sole shareholder of JGPC. During 2000, the Company paid JGPC aggregate consulting fees of approximately $36,000. The Company currently pays JGPC a consulting fee of $6,000 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days prior notice.

     Alma Intervention, S.A. ("Alma"), a wholly-owned subsidiary of the Company, leases certain vehicles and business equipment and other property used in the business from Collek S.N.C. a French company owned by Mr. Eisenberg. Alma also leases office space from a relative of Mr. Eisenberg. Aggregate rent paid by Alma in 2000 for these vehicles, property and office space was $228,000.

     The Company has also entered into a consulting agreement with Lieb Finance S.A., a Luxembourg company of which Mr. Eisenberg is the sole owner and employee, to assist on strategic and long-term planning matters for the Company and its affiliates in certain portions of Europe. The term of the consulting agreement will end October 7, 2002. Under the consulting agreement, Lieb Finance S.A. receives an annual consulting fee of approximately 325,000 French francs (the approximate equivalent of $43,615 as of April 1, 2001).

Audit Committee
---------------
     The Company's Audit Committee consists of three outside directors: Messrs. Cohen, Greimann and Lowrey. The Audit Committee met five times in 2000. The Audit Committee reviews the general scope of the Company's annual audit and the nature of services to be performed for the Company in connection therewith, acting as liaison between the Board of Directors and the Company's independent auditors. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company. In addition, the Audit Committee is responsible for recommending, reviewing and monitoring the performance of the Company's independent auditors. See "Report of the Audit Committee."

Compensation Committee
----------------------
     The Company has a  Compensation  Committee  consisting of three  directors:
Messrs. Golden and Robertson and Ms. Ward. The Compensation Committee met four times in 2000. The Compensation Committee is responsible for reviewing and establishing the annual compensation for all executive officers, including the salary and the compensation package of each such officer. A portion of the compensation package may include an incentive award. The Compensation Committee also administers the Company's benefit plans, including the Stock Incentive Plan, the Executive Incentive Plan, the Management and Professional Incentive Plan and the Company's Employee Stock Purchase Plan; provided, however, that the Board of Directors has delegated all rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") to a subcommittee of the Compensation Committee consisting of Mr. Robertson and Ms. Ward, each of whom is a "non-employee" director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act and is an "outside" director, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986 (the "Code").

Nominating Committee
--------------------
     The Company has a standing Nominating Committee of the Board of Directors consisting of three directors: Messrs. Golden, Lachotzki and Robertson. The Nominating Committee was established on February 15, 2000 and did not meet in 2000. The Nominating Committee has the responsibility to consider and recommend nominees for the Board of Directors and assess the performance of the Board. The Nominating Committee will consider nominees recommended by security holders to the extent that such security holders comply with the Company's advance notice Bylaw provisions.

     Notwithstanding anything to the contrary which is or may be set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate Company filings, including this proxy statement, in whole or in part, the following Reports and the Performance Graph shall not be incorporated by reference into any such filings.


                          REPORT OF THE AUDIT COMMITTEE

     The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(15).

     The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company's 2000 Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Board has adopted a written Audit Committee Charter, a copy of which is attached as Appendix A hereto.

     The Audit Committee reviewed with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America, including Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

     The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their 2000 audit. The Audit Committee met with the independent auditors to discuss the results of their audit, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

     In reliance on the reviews  and  discussions  referred to above,  the Audit
Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also approved the selection of the Company's independent auditors.

Fees Paid to the Company's Independent Auditors in 2000
-------------------------------------------------------
     The Company incurred the following fees for services performed by KPMG LLP in 2000:

     Audit Fees
     ----------
     Fees for the year 2000 audit and the review of Forms 10-Q in 2000 were approximately $650,000.

     Financial Information Systems Design and Implementation Fees
     ------------------------------------------------------------
     KPMG LLP did not render any services related to financial information systems design and implementation for the year ended December 31, 2000.

     All Other Fees
     --------------
     Aggregate fees billed for all other services rendered by KPMG LLP for the year ended December 31, 2000 were approximately $533,000.

     The  Audit   Committee  has  determined  that  the  payments  made  to  its independent accountants for non-audit services for 2000 are compatible with maintaining such auditors' independence.

                                               Audit Committee

                                               E. James Lowrey, Chairman
                                               Stanley B. Cohen
                                               Garth H. Greimann


                     REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee is composed entirely of directors who are not employed by the Company. The Committee considers and establishes compensation policies and approves benefit plans as well as specifically setting salary, annual incentive levels, and long-term incentive levels for the Chief Executive Officer and other members of executive management.

Compensation Philosophy
-----------------------
     The Compensation Committee reviewed and further refined the executive compensation program in 2000. A high emphasis was placed on performance-based incentives.

     In 2000, the Committee established targets for Company revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") as a minimum for the performance-based incentives and has slightly increased the potential maximum bonus for the highest category of performance. The Compensation Committee believes that having greater levels of each executive's compensation determined by performance-based incentives, and enhancing the incentives for exceptional performance, serves to greater align the executive's interests with those of the Company's shareholders.

     The following objectives were used by the Compensation Committee in designing the Company's 2000 executive compensation program. The compensation program must:

     o    Attract, motivate and retain key executives;

     o    Align key management and shareholder interests; and

     o Provide incentives that reward executive management performance only if the Company's performance meets or exceeds planned results as part of the Company's pay for performance philosophy.

Executive Compensation Program
------------------------------
     The 2000 executive compensation program consisted of base salary, annual incentives and long-term remuneration in the form of deferred compensation arrangements and non-qualified stock options. In addition, two executive officers received signing bonus payments for commencing employment with the Company in 2000.

     Base Salary
     -----------
     In determining the appropriate base salary levels for 2000, the Compensation Committee considered several factors, including current industry practices, external market surveys of similarly sized companies and review of peer group compensation. For 2000, base salaries were set by the Compensation Committee for members of executive management with the following factors in mind: (i) the fact that rapidly growing responsibilities and complexities are inherent in key positions, (ii) the need to retain key executives with industry knowledge within the Company, and (iii) the need to attract new talent. All of these factors were considered subjectively with no particular emphasis or weight given to any one factor.

     Annual Incentive Compensation
     -----------------------------
     The 2000 annual incentives for executive management pursuant to the Company's Management and Professional Incentive Plan included several performance criteria: Company pro forma earnings per share, Company revenues, Company operating income, functional expense control, cash collections and specific business or personal performance objectives. The Management and Professional Incentive Plan was designed to align pay more directly to financial results, with increases and decreases in incentive pay from year to year tied to financial targets achieved and missed, respectively. Components of the executive officers' annual incentive compensation were established by the Compensation Committee. The 2000 annual incentive compensation for Messrs. Cook and Toma was based solely on Company pro forma earnings per share attainment. Annual incentive compensation in 2000 for the other executive officers was based on factors such as Company pro forma earnings per share, Company operating income, functional expense control and specific business and personal performance objectives. The 2000 annual incentives for each executive officer contained targets for each incentive component to ensure that no annual incentive compensation would be earned for substandard performance. Additionally, maximum limits were in effect for each incentive component pertaining to each executive officer. No incentive bonuses were awarded to any of the Named Executive Officers for 2000, except for a prorated minimum bonus payment of $8,333 to Mr. Ellis, which was negotiated as a part of his current employment agreement.

     Deferred Compensation
     ---------------------
     The Company historically has provided, and continues to provide, non-qualified deferred compensation arrangements for certain executive officers. The purpose of these arrangements is to assist in the retention of these executives by allowing a portion of their total compensation to be deferred along with a full or partial matching obligation by the Company. In most instances, the matching obligation vests over a series of years of continuing employment with the Company. Each executive officer negotiated the deferred compensation component of his compensation package when he entered into his employment agreement with the Company. Mr. Cook does not have a deferred compensation element in his employment agreement. Since deferred compensation is accrued and paid in accordance with provisions of the related employment agreements, no additional determinations with respect to this compensation component are made by the Compensation Committee.

     Other Long-Term Incentive Compensation
     --------------------------------------
     The Company's shareholders approved an additional long-term incentive program through the adoption of the Company's Stock Incentive Plan. All executive officers have received option grants under the Stock Incentive Plan. The use of stock options is meant to align the interests of key executives and shareholders. All options granted to executive officers under the Stock Incentive Plan through the date of this proxy statement have been at fair market value on the date of the grant. Generally, option grants made before 2001 vest ratably over five years of continuous employment with the Company. Option grants made beginning in 2001 generally will vest ratably over four years of continuous employment with the Company. In 2001, the Compensation Committee elected to vest all options in the event of a change in control. The Compensation Committee grants options to key employees of the Company, including the executive officers, based upon the following subjective factors: current position, level of performance, potential for future responsibilities and the number of vested and unvested options already held. The size of the grant is intended to create meaningful opportunities for stock ownership for the executive officers.

     On August 14, 2000, the Compensation Committee awarded shares of restricted stock to certain Named Executive Officers, such shares to vest over a five-year period of continuous employment with the Company.

     Compliance with Code Section 162(m)
     -----------------------------------
     The maximum amount which an employer may claim as a compensation deduction with respect to certain employees in a given fiscal year, pursuant to Section 162(m) of the Code is $1.0 million, unless an exemption for performance-based compensation is met. The Compensation Committee believes it is unlikely that any executive officers of the Company will, in the near future, receive in excess of $1.0 million in aggregate compensation, other than those individuals with respect to whom the performance-based compensation exemption has been satisfied or severance payments are made.

     Compensation of Chief Executive Officer
     ---------------------------------------
     On March 20, 1996, Mr. Cook signed a revised employment agreement with the Company. This agreement currently expires in the year 2005, but provides for automatic one-year renewals upon expiration of each year of employment, such that it always has a five-year term, subject to prior notice of non-renewal by the Board of Directors. Under Mr. Cook's employment agreement, the Compensation Committee fixed the 2000 salary of Mr. Cook at $500,000.

     An annual incentive compensation arrangement pursuant to the Management and Professional Incentive Plan was established for Mr. Cook pursuant to which he was eligible to earn an annual cash incentive of up to 200 percent of his annual salary if the Company achieved certain pro forma earnings per share goals for 2000. The target goal for 2000 was established at $1.12 per share, which represented a 41.7 percent increase over the Company's 1999 pro forma earnings per share of $0.79 per share. The Company reported a loss of $0.80 per share for 2000. Mr. Cook did not earn a bonus for 2000.

     Mr. Cook's incentive option program under the Stock Incentive Plan provided that option grants would be made if 2000 adjusted earnings per share exceeded the level achieved in 1999 by 30 percent or more. Since the Company's adjusted earnings per share did not exceed the level achieved in 1999, no stock options were granted to Mr. Cook for 2000 under the incentive option program.

                                          Compensation Committee

                                          Jonathan Golden, Chairman
                                          Thomas S. Robertson
                                          Jackie M. Ward

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and the other four most highly paid executive officers of the Company in 2000 who were executive officers at December 31, 2000 and two others who would have been among the four most highly paid executive officers had they continued as executive officers through the end of 2000 (the "Named Executive Officers"). The information presented is for the years ended December 31, 2000, 1999 and 1998.

                           Summary Compensation Table
                           --------------------------
                                                                                               Long-Term
                                                                                             Compensation
                                                   Annual Compensation(1)            ----------------------------
                                     -----------------------------------------------   Restricted    Securities
                                          Salary         Bonus       Other Annual         Stock      Underlying       All Other
Name and Position              Year      ($)(2)(3)     ($)(3)(4)  Compensation($)(5)   Award($)(6)  Options(#)(7) Compensation($)(8)
-----------------             ------ -------------- ------------- ------------------ -------------- ------------- ------------------

John M. Cook..............    2000    $   484,617   $        --   $          --         $     --           --    $       9,724
 Chairman of the Board        1999        405,782       452,300              --               --      300,000              900
 and Chief Executive Officer  1998        350,012       359,800              --               --      180,000              900

John M. Toma..............    2000        388,461            --              --               --           --           66,500
  Vice Chairman               1999        333,840       147,672              --               --      150,000           55,900
                              1998        305,994       125,827              --               --      120,000           58,952

Donald E. Ellis, Jr. (9)..    2000        158,077       213,166              --               --      250,000          105,634
  Executive Vice President-   1999        216,058       129,250              --               --       30,000           26,446
  Finance, Chief Financial    1998        175,000        71,393              --               --           --           26,446
  Officer and Treasurer

Robert G. Kramer..........    2000        247,692            --              --           48,125       15,000           25,000
  Executive Vice President    1999        216,154        90,179              --               --       30,000           25,000
  and Chief Information       1998        225,000        52,043          65,528               --           --           25,000
  Officer

Mark C. Perlberg..........    2000        293,846            --              --          336,875      100,000           25,000
  President, Accounts
  Payable Group

Michael A. Lustig  (10)...    2000        343,801            --              --          481,250           --        1,597,500
  Former President and        1999        291,154       224,356              --               --      225,000           40,900
  Chief Operating Officer     1998        299,538       154,200              --          981,750      510,000           42,230

Scott L. Colabuono (11)...    2000        271,766        50,000              --          336,875       10,000          981,666
  Former Executive Vice       1999        138,462       101,155              --               --      112,500               --
  President-Finance, Chief    1998            --             --              --               --           --               --
  Financial Officer and
  Treasurer

----------

(1) The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10 percent of any such officer's salary and bonus disclosed in this table.

(2) Includes contributions made by the Named Executive Officers to the Company's 401(k) Plan during the years presented.

(3) Includes amounts that the Named Executive Officers have elected to defer under their respective deferred compensation programs.

(4)  Includes  $59,000  retention  bonus,  $145,833  sign-on  bonus  and  $8,333 prorated minimum bonus for Mr. Ellis for 2000 and for Mr. Colabuono, a final $50,000 installment of his 1999 sign-on bonus.

(5)  Includes  $50,328 for  relocation  and $14,600  for car  allowance  for Mr.
     Kramer.

(6) Messrs. Kramer, Perlberg, Lustig and Colabuono received awards of 5,000 shares, 35,000 shares 50,000 shares and 35,000 shares, respectively, of restricted stock on August 14, 2000. The shares awarded to Mr. Kramer vest 100 percent August 14, 2005. The shares awarded to Messrs. Perlberg, Lustig and Colabuono vest ratably over five years of continued employment with the Company. On August 21, 1998, 63,000 restricted shares were awarded to Mr. Lustig, such shares to vest ratably over seven years of continued employment, with vesting to accelerate in certain circumstances. Following Mr. Lustig's resignation from the Company effective as of October 25, 2000, all restricted shares awarded in 1998 were forfeited. Restricted shares awarded to Messrs. Lustig and Colabuono in 2000 were forfeited as of October 25, 2000, the dates of their respective resignations, in accordance with the terms of the respective awards. The restricted shares awarded to Messrs. Kramer and Perlberg were the only shares of restricted stock held by any of the Named Executive Officers on December 31, 2000. At December 31, 2000, these shares were valued at, $31,875 and $223,125, respectively.

(7) Does not include non-qualified stock options granted under the Stock Incentive Plan on March 26, 2001 to Messrs. Cook (200,000 options), Toma (150,000 options) and Perlberg (135,000 options). Each option grant has a five-year term and vested 50 percent on the date of grant and will vest 25 percent on each of the first two anniversaries of such grant.

(8)  Consists of:

     (a) Premiums for supplemental term life insurance paid by the Company on behalf of Mr. Cook -- $8,224 in 2000; Mr. Ellis -- $1,468 in 2000 and $1,446 in each of 1999 and 1998; and Mr. Lustig -- $1,330 in 1999.

     (b) Annual contributions by the Company to the deferred compensation programs for the Named Executive Officers:

                              Deferred Compensation

                                              2000      1999      1998
                                            --------  --------  --------
         Mr. Cook.....................      $     --   $    --  $     --
         Mr. Toma.....................      $ 65,000    55,000    55,000
         Mr. Ellis....................      $     --    25,000    25,000
         Mr. Kramer...................      $ 25,000    25,000    25,000
         Mr. Perlberg.................      $ 25,000        --        --
         Mr. Lustig...................      $     --    40,000    40,000
         Mr. Colabuono ...............            --        --        --

     (c) Annual matching contributions to the Company's 401(k) Plan made by the Company on behalf of Messrs. Cook and Toma in 2000 -- $1,500 each; and to Messrs. Cook, Toma and Lustig in 1999 -- $900 each, and in 1998 -- $450 each.

     (d) Severance payments to Messrs. Lustig and Colabuono for 2000 of $1,597,500 and $981,666, respectively, and severance payments to Mr. Ellis for 2000 of $104,166. See "--Employment Agreements."

(9) Mr. Ellis was formerly Senior Vice President, Chief Financial Officer and Treasurer of the Company and relinquished those positions when Mr. Colabuono was elected Executive Vice President - Finance, Chief Financial Officer and Treasurer on July 19, 1999. Mr. Ellis subsequently rejoined the Company as its Executive Vice President, Chief Financial Officer and Treasurer as of October 26, 2000.

(10) Mr. Lustig resigned his position as President and Chief Operating Officer of the Company effective as of October 25, 2000.

(11) Amounts shown for 1999 reflect compensation for Mr. Colabuono from July 19, 1999 when he began employment with the Company. Mr. Colabuono resigned his position as Executive Vice President - Finance, Chief Financial Officer and Treasurer of the Company effective as of October 25, 2000.

Option Grants Table
-------------------
     The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 2000. No separate stock appreciation rights were granted during 2000.

                     Stock Option Grants in Last Fiscal Year
                                                                                                           Potential Realizable
                                                       Number of  Percent of                                 Value at Assumed
                                                      Securities     Total                                 Annual Rates of Stock
                                                      Underlying    Options    Exercise                   Price Appreciation for
                                                        Options   Granted to    or Base                         Option Term
                                                        Granted    Employees     Price     Expiration    -----------------------
     Name                                               (#)(1)      in 2000     ($/Sh)        Date           5%($)       10%($)
     ----                                             ----------  ----------   --------    ----------    -----------  ----------
     John M. Cook...............................           --          --      $   --         --          $    --      $    --
     John M. Toma...............................           --          --          --         --               --           --
     Donald E. Ellis, Jr.(2)....................       250,000       8.60%        4.31       4/25/06       332,500      742,500
     Robert G. Kramer...........................        10,000        .34%       25.75        1/4/10       162,000      410,500
     Robert G. Kramer...........................         5,000        .17%        9.63       2/10/06        14,800       33,200
     Mark C. Perlberg(3)........................       100,000       3.44%       28.77       2/15/10            --           --
     Michael A. Lustig..........................            --          --          --         --               --           --
     Scott L. Colabuono(4)......................        10,000        .34%       25.75        1/4/10            --           --

----------

(1) Unless otherwise footnoted, options are non-qualified options granted under the Stock Incentive Plan. All options have either five-and-one-half or ten-year terms with 20 percent of the options vesting and becoming exercisable on each of the first five anniversaries of the date of grant; provided, however, that all options granted under the Stock Incentive Plan will vest automatically upon the occurrence of certain events.

(2) These options vest as follows: 100,000 shares became exercisable on the grant date; the remaining 150,000 shares are exercisable at a rate of 4,167 per month beginning November 26, 2000 and continuing thereafter on the 26th day of each of the next 34 months, and on October 26, 2003 the remaining 4,155 shares shall become exercisable.

(3) These options vest as follows: 20,000 shares became exercisable on the grant date; the remaining 80,000 shares vest 20 percent on each grant date anniversary thereafter. These options were subsequently surrendered to the Company on August 14, 2000. See "Certain Transactions."

(4) These options were subsequently surrendered to the Company on August 14, 2000. See "Certain Transactions."


Option Exercises and Year-End Value Table
-----------------------------------------
     None of the Named Executive Officers held or exercised SARs during 2000. The following table sets forth certain information regarding options exercised during the year ended December 31, 2000, and unexercised options held at year-end, by each of the Named Executive Officers.

                              Aggregated Option Exercises in 2000 and Option Values at December 31, 2000
                              --------------------------------------------------------------------------
                                                   Shares                      Number of Securities        Value of Unexercised
                                                  Acquired                    Underlying Unexercised      In-the-Money Options at
                                                     on         Value       Options at Fiscal Year-End        Fiscal Year-End
                                                  Exercise    Realized                  (#)                       ($)(1)
                                                                          ----------------------------  ----------------------------
     Name                                            (#)         ($)        Exercisable  Unexercisable  Exercisable   Unexercisable
     ----                                        ---------   ---------    -------------- -------------  ------------- --------------
     John M. Cook............................       --         $    --        346,233       119,057     $       --     $       --
     John M. Toma............................       --              --        135,000        52,500             --             --
     Donald E. Ellis, Jr.....................      39,000      565,250        108,333       141,667        223,437        292,188
     Robert G. Kramer........................       --              --         37,500        60,000             --             --
     Mark C. Perlberg........................       --              --             --            --             --             --
     Michael A. Lustig.......................       --              --        306,150            --         15,000             --
     Scott L. Colabuono......................       --              --             --            --             --             --


----------

(1) Calculated based on a fair market value of $6.375 per share of common stock at December 31, 2000, less the applicable exercise prices.

Employment Agreements
---------------------
     The Company has entered into an employment agreement, as amended, with John
M. Cook that currently expires December 31, 2005. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment (such that it always has a five-year term), subject to prior notice of non-renewal by the Board of Directors. Pursuant to Mr. Cook's employment agreement, for 2000 through 2005, Mr. Cook receives an annual base salary of $500,000, effective March 1, 2000, and an annual target bonus of up to 200 percent of his base salary based upon the Company's performance for the respective year. For the year 2001, the Compensation Committee determined that Mr. Cook is eligible to receive up to a maximum of 150,000 options if earnings per share for 2001 are greater than 150 percent of 2000 adjusted earnings per share. Mr. Cook will be entitled to receive a pro-rata share of options if 2001 earnings per share are between 130 percent and 149 percent of 2000 earnings per share. Any options granted to Mr. Cook would be granted at fair market value as of the end of 2001 and would vest over a four-year period at 25 percent per year. If Mr. Cook is terminated other than for cause or if Mr. Cook resigns for "Good Reason," he is eligible to receive a severance payment for the remainder of the five-year term, comprised of base salary and bonus, up to a maximum amount not to be deemed an "excess parachute payment" under the Code, and all outstanding options immediately become vested. "Good Reason" means any of the following occurring without Mr. Cook's consent: (I) the assignment of duties or a position or title inconsistent with or lower than the duties, position or title provided in Mr. Cook's Employment Agreement; (ii) a requirement that Mr. Cook perform a substantial portion of his duties outside Atlanta, Georgia; (iii) a reduction of Mr. Cook's compensation unless the Board or an appropriate committee of the Board has authorized a general compensation decrease for all executive officers of the Company; (iv) the acquisition by any person, entity or group of 50 percent or more of the combined voting power of the then outstanding securities of the Company; (v) certain events of merger, consolidation, or transfer of assets of the Company ("Change in Control") resulting in a minority ownership by Company stockholders in the successor company following the Change in Control; (vi) the existing directors of the Company prior to a Change in Control constitute less than a majority of the directors of the successor company following the Change in Control; or (vii) there shall have occurred any other transaction or event that the Board of Directors of the Company in its discretion identifies as a Change in Control for this purpose. Mr. Cook also is entitled to receive certain supplemental insurance coverage and other personal benefits under his employment agreement. Mr. Cook has agreed not to compete with the Company or to solicit any of the Company's clients or employees for a period of 18 months following termination of employment.

     The Company also has entered into employment agreements with John M. Toma, Donald E. Ellis, Jr., Robert G. Kramer, and Mark C. Perlberg. The agreements with Messrs. Toma and Kramer automatically renewed on December 31, 2000 and provide for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of non-renewal by the Board of Directors. Mr. Ellis' agreement terminates in October 2003. Prior to their resignations, the Company was also a party to employment agreements with each of Michael A. Lustig and Scott L. Colabuono. Messrs. Toma, Ellis, Kramer Perlberg, Lustig and Colabuono have agreed not to compete with the Company nor to solicit any clients or employees of the Company for a period of 18 months following termination of their respective employment.

     Effective March 1, 2000 Mr. Toma receives a base salary of $400,000 with a target bonus potential of 50 percent of his base salary, with a maximum potential bonus of 100 percent of his base salary based upon the Company's annual performance. In addition, Mr. Toma is eligible to receive, for 2001, up to a maximum of 100,000 options if earnings per share for 2001 are greater than 150 percent of 2000 adjusted earnings per share. Mr. Toma will also be entitled to receive a pro-rata share of options if earnings per share for 2001 are between 130 percent and 149 percent of 2000 adjusted earnings per share. Any options granted to Mr. Toma would be granted at fair market value as of the end of 2001 and would vest over a four-year period at 25 percent per year. In addition, the Company has agreed to make annual contributions in the amount of $65,000 per year to a deferred compensation program for Mr. Toma, which amounts will vest 50 percent immediately and the remainder over a ten-year period. If Mr. Toma is terminated other than for cause or if Mr. Toma resigns for "Good Reason" (as defined in Mr. Cook's employment arrangement, with the additional qualifying event of Mr. Cook's removal without cause as Chief Executive Officer of the Company), he is eligible to receive a severance benefit consisting of (1) two years of base salary, target bonus and auto allowance, (2) a contribution of two years of the annual deferred compensation credit to a rabbi trust established for deferred compensation, and (3) payment of employee COBRA premiums, plus a full state and federal tax gross-up sufficient to pay any applicable excise taxes on items (1) through (3). The Company also has agreed to provide Mr. Toma with certain other personal benefits. Mr. Toma's employment agreement will automatically renew on December 31, 2001 and provides for automatic one-year renewals at the expiration of each year of employment, subject to prior notice of non-renewal by the Board of Directors.

     Prior to leaving the Company in June 2000, Mr. Ellis received a base salary of $250,000 per year plus a retention bonus of $59,000 for remaining with the Company through May 31, 2000. On May 31, 2000, Mr. Ellis resigned from the Company and received a severance benefit of $104,166. On October 26, 2000, Mr. Ellis rejoined the Company as its Executive Vice President - Finance, Chief Financial Officer and Treasurer, with a base salary of $300,000 per annum and bonus potential of up to 70 percent of his base salary, with a minimum bonus of $50,000 per annum. Mr. Ellis received a sign-on bonus in the amount of $145,833. The Compensation Committee also granted Mr. Ellis options to purchase 250,000 shares of common stock of the Company, with 100,000 shares vesting immediately and the remaining 150,000 shares vesting ratably over 36 months. Upon termination without cause or a resignation for Good Reason (as defined in Mr. Cook's employment agreement, with the additional qualifying events of Mr. Cook no longer serving as Chief Executive Officer, or the liquidation or dissolution of the Company), any then unvested portion of the aforementioned 250,000 share option grant will immediately vest and Mr. Ellis will receive a severance payment equal to 24 months of base salary and car allowance, plus a bonus of $100,000, and a full state and federal tax gross-up sufficient to pay any applicable excise taxes on such amounts.

     For the year 2001, Mr. Kramer's base salary was increased to $265,000 with a target bonus set at 35 percent of base salary. Mr. Kramer elected to defer payment of $25,000 of his base salary pursuant to a deferred compensation plan. Pursuant to Mr. Kramer's employment agreement, he is eligible to receive a target-level bonus based in part upon the Company's performance for the year. In addition, the Company agreed to make annual matching contributions in the aggregate amount of $25,000 per year to Mr. Kramer's deferred compensation program, which amounts vest over a ten-year period. Upon termination, other than for cause or by voluntary resignation, Mr. Kramer will receive severance payments equal to six months of base salary.

     Effective February 9, 2000, Mr. Perlberg entered into an employment agreement with the Company. For the year 2000, Mr. Perlberg was paid a base salary of $325,000, with a target bonus of 35 percent of base salary. Mr. Perlberg elected to defer $25,000 of his base salary pursuant to a deferred compensation plan. In addition, the Company agreed to make annual matching contributions in the aggregate amount of $25,000 per year to Mr. Perlberg's deferred compensation program, which amounts vest over a ten-year period. Effective February 26, 2001, Mr. Perlberg's base salary was increased to $350,000. Also, in February 2001, pursuant to his employment agreement, Mr. Perlberg received a sign-on bonus equal to 33 percent of his base salary paid in 2000. Upon termination, other than for cause or by voluntary resignation, Mr. Perlberg will receive severance payments equal to 12 months of base salary, bonus at target level, and car allowance, paid monthly.

     Upon Mr. Lustig's resignation effective as of October 25, 2000, Mr. Lustig received a lump sum payment of $937,500 plus the right to receive 18 additional monthly payments, each such payment equal to the sum of his monthly salary and the monthly proration of his annual car allowance. Upon certain events of change in control of the Company, payment of such monthly payments may be accelerated.

     Upon Mr. Colabuono's resignation effective as of October 25, 2000, Mr. Colabuono received a lump sum payment of $301,041 plus the right to receive 18 additional monthly payments, each such payment equal to the sum of his monthly salary and the monthly proration of each of his annual target bonus and his annual car allowance. Upon certain events of change in control of the Company, payment of such monthly payments may be accelerated.

Stock Incentive Plan
--------------------
     On June 15, 1998, the Company, with the approval of its shareholders, amended its Stock Incentive Plan, which initially provided for the grant of options to acquire a maximum of 9,375,000 shares of common stock, subject to certain adjustments. On June 8, 2000, the Company's shareholders approved an amendment to the Stock Incentive Plan such that the Stock Incentive Plan currently provides for the grant of options to acquire a maximum, aggregate of 10,875,000 shares of common stock, subject to certain adjustments. As of March 30, 2001, options for 7,254,687 shares were outstanding (after adjustment for forfeitures) and options for 1,170,883 shares had been exercised. Options may be granted under the Stock Incentive Plan to employees, officers or directors of and consultants and advisors to, the Company and its subsidiaries. The Company estimates that, as of March 30, 2001, approximately 2,000 employees (including officers) and seven non-employee directors of the Company were eligible to participate in the Stock Incentive Plan. Unless sooner terminated by the Board, the Plan terminates in June 2008.

Employee Stock Purchase Plan
----------------------------
     In May 1997, the Company's shareholders approved the adoption of The Profit Recovery Group International, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan is intended to be an "employee stock purchase plan" as defined in Code Section 423. Under the Stock Purchase Plan, eligible employees may authorize payroll deductions at the end of a semi-annual purchase period of from 1 percent to 10 percent of their compensation (as defined in the Stock Purchase Plan), with a minimum deduction of $10 per pay period and a maximum aggregate deduction of $10,625 during each semi-annual purchase period, to purchase common stock at a price of 85 percent of the fair market value thereof as of the first Trading Day (as defined in the Stock Purchase Plan) of the offering period. The aggregate number of shares of common stock which may be purchased by all participants under the Stock Purchase Plan may not exceed 750,000, subject to certain adjustments. The Company estimates that, as of December 31, 2000, approximately 1,800 employees of the Company and its subsidiaries are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan will terminate at the option of the Company's Compensation Committee or, if earlier, at the time purchase rights have been exercised for all shares of common stock reserved for purchase under the Stock Purchase Plan.

The Company's 401(k) Plan
-------------------------
     The Company  assumed,  effective  immediately  prior to  completion  of its initial public offering, the 401(k) plan sponsored by a predecessor of the Company. This plan (the "401(k) Plan") is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 15 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $10,500 in 2000) imposed by the Code. The Company may also in its discretion, on an annual basis, make a matching contribution with respect to a participant's elective deferrals and/or may make additional Company contributions. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the balance in the participant's account. Under the 401(k) Plan, the vested portion of a participant's accrued benefit is payable upon such employee's termination of employment, attainment of age 59 1/2 (with respect to 100 percent vested accounts only), retirement, total and permanent disability or death.

                              CERTAIN TRANSACTIONS

     The following members of Mr. Cook's immediate family are employed by the Company as field auditors or audit managers and received compensation in 2000 in the approximate amounts set forth beside their names: David H. Cook, brother -- $201,250 consisting of $175,000 salary and $26,250 bonus; Harriette L. Cook, sister-in-law -- $97,000 consisting of $44,000 salary, $3,000 bonus and $50,000 commissions; Pamela M. Cook, sister -- $115,000 salary; and Allen R. Sluiter, brother-in-law -- $135,000 commissions.

     Mr. Toma's sister-in-law, Maria A. Neff, is employed with the Company as Senior Vice President of Human Resources. For 2000, the Company paid Ms. Neff compensation of approximately $138,000 salary.

     On August 14, 2000, five executive officers surrendered a total of 1,295,000 nonqualified stock options to allow for broad-based grants of stock options and awards of restricted stock to employees throughout the Company. The table below identifies the executive officers who surrendered nonqualified stock options and the amount of nonqualified stock options surrendered. No consideration was paid for the surrender and cancellation.

                                                           Vested          Unvested          Total       Weighted Average
                                                           Options          Options         Options       Exercise Price
                                                         Surrendered      Surrendered     Surrendered         /Share
                                                         -----------      -----------     -----------    ----------------
         Mr. Cook................................             72,000           408,000        480,000       $     25.96
         Mr. Toma................................             33,000           199,500        232,500             25.99
         Mr. Ellis...............................                 --                --             --                --
         Mr. Kramer..............................                 --                --             --                --
         Mr. Perlberg............................             20,000            80,000        100,000             28.77
         Mr. Lustig..............................             33,750           326,250        360,000             25.96
         Mr. Colabuono ..........................             22,500           100,000        122,500             28.93

See "Summary Compensation Table, Footnote (6)" for a description of restricted stock awarded to such executive officers. Messrs. Lustig and Colabuono subsequently forfeited their shares of restricted stock in exchange for an unspecified portion of the lump sum payments they received following their resignations.

     See  "Director   Compensation"  for  a  discussion  of  certain  additional transactions.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------
     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than 10 percent of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based  solely on its review of copies of forms  received  by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, or written representations from certain reporting persons, the Company believes that with respect to 2000, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were complied with, except that Mr. Kramer filed one late Form 5 reporting one late transaction, Mr. Lowrey filed one late Form 4 and one late Form 5, reporting one late transaction each, and Mr. Lachotzki filed one late Form 5 reporting one late transaction.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------
     The Company's Compensation Committee consists of Messrs. Golden and Robertson and Ms. Ward. The Company has paid the law firm of Arnall Golden Gregory LLP, of which Mr. Golden's personal corporation, JGPC, serves as a partner, compensation for legal services rendered since 1991 and expects to continue utilizing this firm's services in the future.

                              SHAREHOLDER PROPOSAL

    The following Proposal and supporting statement was submitted on behalf of the College Retirement Equities Fund ("CREF"), 730 Third Avenue, New York, New York 10017, for inclusion in this proxy statement and on the Company's form of proxy, and for presentation at the annual meeting. At the time of making the proposal, CREF represented that it held 303,450 shares of common stock of the Company. CREF has indicated that a representative will be present at the annual meeting to support the resolution.

                                   RESOLUTION

          WHEREAS, the Company's Board of Directors, without shareholder approval, has adopted a plan, commonly known as a "poison pill," with a "dead-hand" provision that permits only the Board members who adopted the poison pill, or their hand-picked successors, to redeem the pill;

          WHEREAS, this type of poison pill, unlike most, not only allows the current Board to effectively thwart acquisition offers that may be favored by a majority of shareholders, but also can deny shareholders the right to replace this Board with new directors empowered to redeem the poison pill and permit such offers to go forward, unless the new directors have been recommended or approved by the continuing directors;

          WHEREAS, we believe that a "dead-hand" poison pill has a coercive effect on the shareholders' basic right to freely elect a new Board with normal decision-making authority in this important area;

          WHEREAS, we believe that such a "dead-hand" poison pill interferes with good corporate governance and can reduce the value of the Company's shares to the detriment of shareholders.

          RESOLVED, that the shareholders request the Board of Directors to redeem the "dead-hand" poison pill, unless approved by the affirmative vote of a majority of shares of the Company entitled to vote at a meeting of shareholders held as soon as practicable.

                              SUPPORTING STATEMENT

          By adopting the poison pill without shareholder approval, the current Board unilaterally deprived shareholders of the traditional right to sell their shares to potential bidders. By adding the "dead-hand" feature, we believe this Board also denies appropriate decision-making authority to a new Board, elected by shareholders, to decide what is in the best interests of shareholders on this important subject.

          Traditional poison pills have been defended with the argument that directors generally can be trusted to act in the shareholders' interest, and if they do not, they can be replaced by the shareholders with other directors.

          Adoption of a "dead-hand" poison pill, however, is different. We believe it has the effect of "entrenching" the current Board by coercing shareholders to vote for incumbent directors to preserve the possibility of redemption of the pill, and is intended to preclude proxy contests for corporate control.

          We believe that the right of shareholders freely to elect a board of directors with full power to represent the shareholders' interests is the foundation-stone of good corporate governance. This Board has unilaterally deprived shareholders of what is, in our opinion, their only real protection against a board that acts against their interests - the ability to freely elect a board of their choosing with full powers to represent them.

          By supporting this resolution, shareholders can send a message that we value our right to elect a Board that is prepared and able to represent shareholder interests on all proper matters; and that we will not support unilateral actions by the Board that restrict our ability to meaningfully exercise our voting rights.


                       BOARD OF DIRECTORS' RECOMMENDATION

     Your Board believes that redemption of the Shareholder Protection Rights Agreement (the "Rights Plan") would not be in the best interests of the Company and its shareholders. Accordingly, the Board recommends a vote AGAINST the Proposal for the reasons explained below.

The Rights Plan was adopted in the best interests of all shareholders.
---------------------------------------------------------------------
     The Board adopted the Rights Plan in 2000 with the aim of protecting the interests of all shareholders and maximizing the value of each shareholder's investment in the Company. The Board believes that the Rights Plan is an important tool to protect shareholder interests. The Rights Plan will not prevent takeover proposals, but rather is designed to encourage potential acquirors to negotiate directly with the Board and to enhance the Board's ability to defend against inadequate and coercive takeover attempts and achieve the best possible value for all of the Company's shareholders.

     Shareholder rights plans have been adopted by approximately 2,000 other U.S. corporations. Virtually all of these plans were adopted without shareholder approval. According to a March 6, 2000 report by the Investor Responsibility Research Center, nearly 60 percent of S&P 500 companies have rights plans.

     The Rights Plan enhances the negotiating position of the Board and deters against abusive takeover tactics such as a bid for some but not all of the shares. In addition to fair and equal treatment, the Rights Plan provides the Board with the necessary time and flexibility once a takeover offer is received to respond appropriately and, if desirable, to negotiate the highest possible price with a potential acquiror.

     The Board believes that redemption of the Rights Plan at this time would remove a critical incentive for a potential acquiror to negotiate with the Board and eliminate a tool designed to maximize shareholder value and ensure that all shareholders are treated fairly and equally.

     The Board is aware of the concerns that some shareholders have expressed about the possible abuse of shareholders rights plans by other companies. The true test of the benefits of the Rights Plan is how your Board uses it. Therefore, the real issue posed by CREF'S proposal is whether the shareholders can rely on the Board to perform its fiduciary obligations and utilize this tool properly if and when the need arises to protect the interests of our shareholders. In this regard, you should know that the interests of the Board are perfectly aligned with the interests of their fellow shareholders. Members of your Board together with their families own approximately 14 percent of the Company's outstanding shares.

The continuing directors provisions are a critical element of the Rights Plan.
-----------------------------------------------------------------------------
     The "continuing directors" provisions of the Rights Plan require approval by a majority of the continuing directors to redeem the Rights Plan, amend the Rights Plan, or exclude a person or group who acquires beneficial ownership of more than 15 percent of the outstanding Company common stock from being considered an Acquiring Person under the Rights Plan. Continuing directors are those directors who were in office at the time of adoption of the Rights Plan or whose nominations were approved by directors then in office. Your Board believes that the continuing directors provisions are an appropriate means to manage serious conflicts of interest.

     A potential acquiror, acting together with other market players or through the solicitation of proxies, could gain control of sufficient voting power to replace the Board with "interested" directors who would then amend or redeem the Rights Plan and approve the acquiror's proposal to acquire the Company. While this may be in the best interests of the acquiror, it may not be in the best interests of other shareholders. The continuing directors provisions do not limit the right of shareholders, including any potential acquiror, to elect directors. Rather, they merely require that any transaction between a potential acquiror and the Company be approved by directors who are not affiliated with the acquiror or otherwise interested in the transaction. The Board believes this procedure reinforces the fundamental purpose of the Rights Plan to protect the interests of shareholders.

     The continuing directors provisions are neither unique nor an unlawful affront to traditional concepts of good corporate governance. To the contrary, Georgia corporate law, under which the Company is incorporated, contains continuing directors concepts to deal with similar conflict of interest transactions with interested shareholders. In fact, the one court to consider the issue has specifically ruled that continuing directors provisions substantially the same as those in our Rights Plan are consistent with Georgia corporate law and held them to be enforceable.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THE PROPOSAL.

                 OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS
                         AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of March 30, 2001, by: (I) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5 percent of the outstanding common stock; (ii) the Named Executive Officers; (iii) each director of the Company; and (iv) all of the Company's executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

                                                                                     Beneficial Ownership
                                                                                    As of March 30, 2001(1)
                                                                                  -------------------------
       Beneficial Owner                                                              Shares      Percentage
       ----------------                                                           -----------   -----------
       John M. Cook (2)(3)......................................................     4,395,078     8.98%
       Mellon Financial Corporation (4).........................................     2,984,087     6.28%
       Stanley B. Cohen (5).....................................................       803,000     1.69%
       Marc S. Eisenberg (6)....................................................        33,219       *
       Jonathan Golden (7)......................................................     1,206,206     2.54
       Garth H. Greimann (7)....................................................        27,491       *
       Fred W. I. Lachotzki (8).................................................        64,000       *
       E. James Lowrey (9)......................................................        54,000       *
       Michael A. Lustig (10)...................................................        17,445       *
       Thomas S. Robertson (11).................................................        24,700       *
       John M. Toma (12)........................................................     1,011,975     2.12
       Jackie M. Ward (11)......................................................        31,535       *
       Scott L. Colabuono (13)..................................................         6,200       *
       Donald E. Ellis, Jr. (14)................................................       129,169       *
       Robert G. Kramer (15)....................................................        73,483       *
       Mark C. Perlberg (16)....................................................       104,500       *
       All executive officers and directors as a group (14 persons) (17)........     8,040,855     16.98

----------
*      Represents holdings of less than one percent.

(1) Applicable percentage of ownership at March 30, 2001 is based upon 47,502,141 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes investment and voting power with respect to the shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or which will become exercisable within sixty
     (60) days of the date of this proxy statement are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other persons.

(2) The business address for Mr. Cook is 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426.

(3) Includes 897,618 shares held by the Cook Family Limited Partnership, for which Mr. Cook serves as the general partner, 86,159 shares and 60,000 shares held by the Cook Family Grantor Retained Annuity Trust and the M. Lucy Cook Family 2001 Grantor Retained Annuity Trust, respectively, for which Mr. Cook is trustee and has sole investment and voting power with respect to such shares, 90,000 shares held by the John M. Cook Family 2001 Grantor Retained Annuity Trust for which M. Lucy Cook, Mr. Cook's spouse, is trustee and has sole investment and voting power with respect to such shares, and 462,162 shares held by M. Lucy Cook. Also includes 491,233 shares subject to options which are currently exercisable. Does not include 1,191,809 shares held for the benefit of John M. Cook pursuant to a Grantor Retained Annuity Trust for which James R. Cook is trustee and has sole investment and voting power with respect to such shares, 294,013 shares held by the John M. Cook Charitable Remainder UniTrust for which M. Christine Cook is trustee and has sole investment and voting power with respect to such shares, and 1,191,809 shares held for the benefit of M. Lucy Cook pursuant to a Grantor Retained Annuity Trust for which M. Christine Cook and M. Thomas Cook are co-trustees and have sole investment and voting power with respect to such shares.

(4) Information provided is based on a Schedule 13-G dated January 18, 200 filed by Mellon Financial Corporation ("Mellon"). Mellon's business address is One Mellon Center, Pittsburgh, Pennsylvania 15258. Shares are beneficially owned by direct or indirect subsidiaries of Mellon, a parent holding company of certain banks and registered investment advisers. Mellon has shared voting and dispositive power with respect to 297,800 and 6,400 shares, respectively. No single investment advisory client of Mellon owns more than 5 percent of the common stock reported as beneficially owned.

(5) Includes 231,677 shares held for the benefit of Mr. Cohen pursuant to a trust, for which Shirley L. Cohen, Mr. Cohen's spouse, is the trustee and has sole investment and voting power, and includes 16,000 shares subject to options which are currently exercisable.

(6) Includes 33,000 shares subject to options which are currently exercisable. Excludes 631,707 shares in which Mr. Eisenberg has a pecuniary interest, but as to which Mr. Eisenberg disclaims beneficial ownership. Such shares are held pursuant to commercial relationship with the record owner. Mr. Eisenberg has informed the Company that he neither has nor shares the voting or investment power with respect to such shares and that he does not have the right either to acquire such voting or investment power within sixty (60) days or to terminate the commercial relationship with the record holder within sixty (60) days.

(7)  Includes 16,000 shares subject to options which are currently exercisable.

(8)  Includes 41,000 shares subject to options which are currently exercisable.

(9)  Includes 29,000 shares subject to options which are currently exercisable.

(10) Mr. Lustig resigned his position as President and Chief Operating Officer of the Company effective as of October 25, 2000 and is no longer an executive officer of the Company.

(11) Includes 21,500 shares subject to options which are currently exercisable.

(12) Includes 54,936 shares held for the benefit of Mr. Toma for which Maria A. Neff and Dorothy M. Toma, Mr. Toma's spouse, serve as co-trustees and share investment and voting power with respect to such shares. Includes 275,886 shares held by the Toma Family Limited Partnership, for which Mr. Toma serves as the general partner and 5,556 shares held by Toma Family Foundation, Inc. of which Mr. Toma is President. Also, includes 75,000 shares held by Dorothy M. Toma, 12,021 shares held by the Mary Caitlin Cook Trust, of which Mr. Toma is the trustee, 10,298 shares held by the Adam Cook Trust, of which Mr. Toma is the trustee, and 247,500 shares subject to options which are currently exercisable.

(13) Mr. Colabuono resigned his position as Executive Vice President - Finance, Chief Financial Officer and Treasurer of the Company effective as of October 25, 2000 and is no longer an executive officer of the Company.

(14) Represents   120,835   shares   subject  to  options  which  are  currently
     exercisable   and  8,334  shares  subject  to  options  which  will  become exercisable within sixty (60) days of the date of this proxy statement.

(15) Includes 5,000 shares of stock currently subject to certain restrictions and risk of forfeiture. Includes 63,500 shares subject to options which are currently exercisable.

(16) Includes 35,000 shares of stock currently subject to certain restrictions and risk of forfeiture and 67,500 shares subject to options which are currently exercisable.

(17) Includes 55,000 shares of stock currently subject to certain restrictions and risk of forfeiture. Also includes options to purchase 1,260,402 shares which are either currently exercisable or will become exercisable within sixty (60) days of the date of this proxy statement. Does not include any beneficial ownership of shares by Messrs. Lustig and Colabuono who were no longer executive officers of the Company on March 30, 2001.

                               EXECUTIVE OFFICERS

     Each of the executive officers of the Company was elected by the Board of Directors to serve until the Board of Directors' meeting immediately following the next annual meeting of the shareholders or until his or her earlier removal by the Board or his or her resignation. The following table lists the executive officers of the Company and their ages and offices with the Company.

       Name                                              Age    Office with Registrant
       ----                                              ---    ----------------------
       John M. Cook................................       58    Chairman of the Board, Chief Executive Officer and Director
       John M. Toma................................       55    Vice Chairman and Director
       James L. Dinkins............................       38    Executive Vice President - Worldwide Sales and Marketing
       Donald E. Ellis, Jr.........................       49    Executive Vice President - Finance, Chief Financial Officer
                                                                and Treasurer
       Robert G. Kramer............................       57    Executive Vice President and Chief Information Officer
       Mark C. Perlberg............................       45    President-Accounts Payable Group

     The employment histories of those executive officers who are not also directors are set forth below:

     James L. Dinkins joined the Company in July 1999 as its Executive Vice President - Sales and Marketing and served in that capacity until July 2000 when he was appointed President of the Company's Communications Division. In January 2001 Mr. Dinkins was appointed Executive Vice President - Worldwide Sales and Marketing. Prior to joining the Company, Mr. Dinkins was a Managing Director at The Coca-Cola Company and held various sales, marketing and general management positions for 11 years.

     Donald E. Ellis, Jr. rejoined the Company in October 2000 as Executive Vice President - Finance, Chief Financial Officer and Treasurer. Mr. Ellis had previously served the Company as Special Assistant to the Chairman from July 19, 1999 to May 31, 2000 and as its Senior Vice President, Chief Financial Officer and Treasurer from March 1995 to July 1999. Prior to first joining the Company, Mr. Ellis served as Vice President - Finance, Treasurer and Chief Financial Officer of Information America, Inc., a provider of on-line computer information services. Mr. Ellis is a certified public accountant.

     Robert G. Kramer joined the Company in October 1997 as Executive Vice President and Chief Information Officer. Prior to joining PRG, Mr. Kramer had worked for Home Shopping Network, Inc. since 1996 as Executive Vice President and Chief Information Officer. From 1994 to 1996, Mr. Kramer served as Executive Vice President and Chief Information Officer with Hanover Direct, Inc., a direct specialty retailer.

     Mark C. Perlberg joined the Company in February 2000 as President of the Accounts Payable Group. Prior to joining PRG, Mr. Perlberg had worked for John
H. Harland Company, a check printing company, since February 1996, most recently serving as Vice President and General Manager of the North Region.

                                PERFORMANCE GRAPH

     Set forth below is a line graph presentation comparing the cumulative shareholder return on the Company's common stock (Nasdaq: PRGX), on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. Companies) Index and the Hambrecht & Quist Technology Index. The graph assumes that the value of the investment in the common stock in each index was $100 on March 26, 1996. The Performance Graph shows total return on investment for the period beginning March 26, 1996 (the date of the Company's initial public offering) through December 31, 2000.

                                [GRAPH OMITTED]

                  VALUE OF $100 INVESTED ON MARCH 26, 1996 AT:
                  -------------------------------------------

                                                         03/26/96   12/31/96    12/31/97   12/31/98   12/31/99    12/31/00
                                                       -----------  ----------  ---------  ---------- ---------   ----------
THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.          $   100.00   $   145.45  $  161.36  $   340.34 $   362.22  $    86.93
NASDAQ STOCK MARKET (U.S.)                             $   100.00   $   118.44  $  145.06  $   204.57 $   380.17  $   228.74
HAMBRECHT & QUIST TECHNOLOGY                           $   100.00   $   123.07  $  144.29  $   224.43 $   501.24  $   324.03


               Total return assumes reinvestment of any dividends.

                              INDEPENDENT AUDITORS

     The accounting firm of KPMG LLP are the independent auditors of the Company. Approval or selection of the independent auditors of the Company is not submitted for a vote at the annual meeting. The Board of Directors of the Company has historically selected the independent auditors of the Company, with the advice of the Audit Committee, and the Board believes that it would be to the detriment of the Company and its shareholders for there to be any impediment to the Board's exercising its judgment to remove the Company's independent auditors if, in its opinion, such removal is in the best interest of the Company and its shareholders.

     It is anticipated that a representative from the accounting firm of KPMG LLP will be present at the annual meeting to answer appropriate questions and make a statement if the representative desires to do so.

                              SHAREHOLDER PROPOSALS

     Appropriate proposals of shareholders intended to be presented at the Company's 2002 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Company by December 21, 2001 for inclusion in its Proxy Statement and form of proxy relating to that meeting. In addition, all shareholder proposals submitted outside of the shareholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by the Company by January 20, 2002 in order to be considered timely. If such shareholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such shareholder proposals which may come before the 2002 Annual Meeting. With regard to such shareholder proposals, if the date of the 2002 Annual Meeting is subsequently advanced or delayed by more than 30 days from the date of the 2001 Annual Meeting, the Company shall, in a timely manner, inform shareholders of the change and the date by which proposals must be received.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                           By Order of the Board of Directors:


                                           /S/ John M. Cook
                                           JOHN M. COOK
                                           Chairman of the Board
                                           and Chief Executive Officer

Dated:  April 20, 2001

                                   APPENDIX A

                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
                             AUDIT COMMITTEE CHARTER

Organization
------------
The Board of Directors of The Profit Recovery Group International, Inc. (the "Company") shall establish an Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a committee member. The Committee shall number at least three independent directors and shall at all times comply with the applicable rules promulgated by the National Association of Securities Dealers, Inc. with respect to companies whose securities are listed on the Nasdaq National Market System or the rules of such other exchange or quotation system upon which Company securities are listed or traded.

Statement of Policy
-------------------
The Audit Committee shall provide assistance to the directors in fulfilling their responsibilities to shareholders, potential shareholders, and the investment community with respect to corporate accounting, reporting practices, and quality and integrity of the financial reports of the Company. In the performance of its responsibilities, the Audit Committee must maintain free and open means of communication between the directors, the independent auditors and executive and financial management. The Audit Committee shall have full access, without restriction, to all information which it believes, in its judgment, is required to fulfill its responsibilities.

Responsibilities
----------------
In executing its responsibilities, the Audit Committee's policies and procedures should be flexible in order to best react to changing conditions, and to ensure that the accounting and reporting practices of the Company are in accordance with all applicable requirements.

In carrying out its responsibilities, the Audit Committee shall meet at least three times annually to perform the following procedures:

o Review and recommend to the Directors the independent auditors to be selected to audit the consolidated financial statements of the Company and its divisions and subsidiaries. The independent auditors are accountable to the Board of Directors and the Audit Committee as shareholder representatives.

o Meet with the independent auditors and executive and financial management to review the scope of the proposed audit for the ensuring fiscal year including the audit procedures to be employed. At the conclusion of the audit, review the results with the independent auditors, including any comments or recommendations.

o Review with the independent auditors and executive and financial management the adequacy and effectiveness of the Company's accounting and financial controls. Elicit any recommendations for the improvement of such controls, including particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

o Review before they are released to the public, the financial statements contained in the annual report to shareholders with executive and financial management and the independent auditors to determine that they are satisfied with the disclosures and content of the financial statements to be submitted to the shareholders. Review any changes in accounting principles for propriety.

o Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without the presence of executive or financial management. Among the matters to be discussed in these meetings are the independent auditors' evaluation of Company financial and accounting personnel, and the extent of cooperation that the independent auditors received during their examination.

o Review the quality and sufficiency of the accounting and financial resources required to meet the financial and reporting objectives as determined by the Audit Committee. Review the succession planning process for the accounting and financial areas.

o Submit the minutes of all meetings of the Audit Committee to, or orally report the matters discussed at each committee meeting with, the Board of Directors.

o Require that the independent auditors conduct a SAS 71 Interim Financial Review before the Company files its Form 10-Q.

o Require the independent auditors to provide a formal written statement that delineates all relationships between the independent auditors and the Company. The Audit Committee also must ensure, through communicating with the independent auditors, that no relationship or services will impact the auditors' objectivity.

o Investigate any matter brought to its attention within the scope of its duties. The Audit Committee shall have the power to retain outside counsel and/or advisors, including a public accounting firm other than the current independent auditors if, in its judgment, that is appropriate.


                                      A-2
1350877

                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR USE AT THE ANNUAL MEETING ON MAY 25, 2001

          The undersigned shareholder hereby appoints John M. Cook, Donald E. Ellis, Jr., Clinton McKellar, Jr., or any of them, with full power of
P substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of The Profit
R Recovery Group International, Inc. (the "Company") to be held on May 25, 2001, and any adjournments thereof. The undersigned acknowledges
O receipt of this Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 20, 2001, and grants authority to said
X proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead.
Y         The undersigned instructs said proxies to vote as indicated hereon.

          THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE LISTED NOMINEES AND "AGAINST" PROPOSAL 2.

          Please Vote, Sign, Date and Return This Proxy Card Promptly Using the Enclosed Envelope.


 ---------------------                                     ---------------------
      SEE REVERSE         (Continued on the Reverse Side)       SEE REVERSE
          SIDE                                                      SIDE
 ---------------------                                     ---------------------




1351190

[X]      Please mark your vote as in this example

          The Board of Directors recommends a vote "FOR"                               The Board of Directors recommends
                   each of the listed nominees.                                           a vote "AGAINST" Proposal 2.

1. Election of Directors.                                                     2. Shareholder          FOR       AGAINST     ABSTAIN
                                                                                 Proposal.
                                                                                                      [ ]         [ ]         [ ]
                WITHHOLD      FOR the       (Instruction:  TO WITHHOLD
              AUTHORITY to    nominees       AUTHORITY TO VOTE FOR ANY
    FOR       vote for all   below except    INDIVIDUAL NOMINEE,  strike a
the nominees   nominees      as marked in    line through that nominee's name
listed below   listed below  the contrary    in the list below)
                                                                              3. Upon such other matters as may properly come before
   [  ]           [  ]          [  ]                                             the meeting or any adjournment thereof.

                                             CLASS II DIRECTORS:                Dated:                                      , 2001
                                                Stanley B. Cohen                        -------------------------------------
                                                Garth H. Greimann
                                                E. James Lowrey                  ---------------------------------------------------
                                                                                 Signature

                                                                                 ---------------------------------------------------
                                                                                 Signature (if held jointly)

                                                                                 ---------------------------------------------------
                                                                                 Title(s)

                                                                                (Shareholders  should sign  exactly  as name appears
                                                                                on stock.   Where  there  is  more  than one  owner,
                                                                                each   should   sign.   Executors,   Administrators,
                                                                                Trustees   and  others  signing  in a representative
                                                                                capacity should so indicate.)
